Exhibit 21.1

THE BEACHBODY COMPANY, INC.

LIST OF SUBSIDIARIES

(As of June 25, 2021)

Beachbody, LLC

Beachbody UK, Ltd.

Myx Fitness, LLC

Beachbody International, LLC

Openfit, LLC

Ladder, LLC

Team Beachbody Canada, LLC

Team Beachbody Canada, Ltd.

Team Beachbody Canada, LP